UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 20, 2011

Date of Report (Date of earliest event reported)

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6000 Spine Road, Suite 100, Boulder, CO 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 20, 2011, New Frontier Media, Inc., a Colorado corporation (the “Registrant”), amended its Affiliation Agreement, as amended (the “Affiliation Amendment”), and its Video On Demand License Agreement, as amended (the “VOD Amendment” and, together with the Affiliation Amendment, the “Amendments”), each with Time Warner Cable Inc. (“TWC”). The Amendments were deemed effective by the parties on October 10, 2011 (September 1, 2010 with respect to the fees paid under the Video On Demand License Agreement, as amended, in regard to the cable systems operated by TWC’s New York City region), and they extended the base terms of the underlying agreements through October 10, 2016, with automatic one-year renewals thereafter that are subject to 90-day advance notice of non-renewal for convenience at the end of the term or any extended term.  The Amendments also (i) allow TWC to request other editing and content standards for the programming, (ii) establish the fees payable by TWC to the Registrant in regard to the services and content provided, and (iii) make other minor and conforming amendments.

The Affiliation Amendment also specifically (i) provides TWC with additional rights to add functionality to the programming provided by the Registrant, such as subscriber rewinding, recording and restarting capabilities, and (ii) permits TWC to distribute the services to its authenticated subscribers via the Internet. The VOD Amendment also specifically (i) provides for the delivery by the Registrant to TWC of shorter programs with durations between 20 and 30 minutes, and (ii) memorializes in writing the terms under which the parties have been operating since January 1, 2009 with respect to the delivery by the Registrant to TWC of mainstream programming with MPAA ratings of G, PG, PG-13 or R.

The Registrant intends to file the Amendments, with confidential portions redacted, as exhibits to its quarterly report on Form 10-Q for the quarter during which the Amendments were executed by the parties, as required by applicable rules of the Securities and Exchange Commission. Interested parties are encouraged to read the Amendments in their entirety when they become available because they contain important terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2011	NEW FRONTIER MEDIA, INC.

	By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Executive Officer